Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
SECOND QUARTER FISCAL 2015 RESULTS

Seasonally strong Book-to-Bill of 1.93x

Increases Bottom Line Guidance

Second Quarter revenue of $1.3 billion

Adjusted Diluted Earnings per Share of $0.44

$0.11 quarterly dividend declared, payable
on November 28, 2014

McLean, Virginia; October 29, 2014 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton, Inc., today announced preliminary results for the second quarter of fiscal 2015. The Company benefitted from its longstanding client relationships in an improved award environment which resulted in a seasonally strong Book-to-Bill ratio and an increase in funded and unfunded backlog at the close of the federal government’s fiscal year on September 30, 2014. Booz Allen’s fiscal year runs from April 1 to March 31, with the second quarter of fiscal 2015 ending September 30, 2014.

During the second quarter, revenue declined as expected, primarily as a result of continuing macro challenges in the federal government spending environment and the residual impact of the slower award pace in the months immediately following last October’s government shutdown. Revenue for the second quarter of fiscal 2015 was $1.30 billion, compared with $1.38 billion in the prior year period, a decrease of 5.3 percent. Adjusted EBITDA was $137.8 million in the second quarter of fiscal 2015, compared to $153.8 million in the prior year period. Adjusted Net Income was $66.7 million, compared to $70.1 million in the prior year period, while Adjusted Diluted Earnings per Share was $0.44 compared to $0.47.

The Company authorized and declared a regular quarterly cash dividend of $0.11 per share, payable on November 28, 2014, to stockholders of record on November 10, 2014.

Ralph W. Shrader, Booz Allen’s Chairman & Chief Executive Officer, said, “Our financial and operational performance in the first half of fiscal 2015 was solid in light of the continued challenges in the federal contracting market, with a modest revenue decline, earnings well on track with our annual forecast, and continued margin improvement. We are particularly pleased with our increase in funded and unfunded backlog, strong Book-to-Bill ratio, and strong cash position at the end of our second quarter, which corresponds to the end of the government fiscal year.

“Even more important is our focus on the future. Throughout this challenging market, Booz Allen has maintained our delivery and selling capability, enabling us to bid and win important procurements, especially those requiring an innovative solution as part of the proposal. We continue to invest significantly in building capabilities in areas such as predictive intelligence, engineering solutions, and advanced analytics, which we believe put Booz Allen in a strong position to serve clients as an essential partner. As a result, we believe that we are positioned to return to top-line growth sooner than others in our market. Additionally, investments in our commercial and international businesses continue to gain traction, and we are seeing continued strong revenue growth rates in these markets,” Shrader said.

Financial Review

Second Quarter 2015 - Below is a summary of Booz Allen’s results for the fiscal 2015 second quarter and the key factors driving those results:

•
Booz Allen’s decline in revenue in the second quarter of fiscal 2015 represents the second consecutive quarter in which the rate of revenue declines has slowed year over year. The 5.3 percent decline compared with the prior year period resulted from continued demand-related reductions in headcount, which resulted in fewer billable hours in total. Additionally, the revenue decline was the result of a decline in lower margin billable expenses.

•
In the second quarter of fiscal 2015, Operating Income decreased to $122.0 million from $135.7 million in the prior year period, and Adjusted Operating Income decreased to $123.0 million from $137.8 million in the prior year period. The decreases were attributable to revenue declines, mitigated by volume based reductions in compensation costs and related fringe benefits, and to a lesser extent a decrease in depreciation and amortization expense. Adjusted EBITDA decreased to $137.8 million from $153.8 million in the prior year period and was impacted by the same factors as Adjusted Operating Income, excluding the positive impact of the decline in depreciation and amortization expense.

•
In the second quarter of fiscal 2015, Net Income decreased to $65.3 million from $67.8 million in the prior year period. Adjusted Net Income decreased to $66.7 million from $70.1 million in the prior year period.  These decreases in earnings compared to the prior year period were largely the result of the factors affecting Operating Income and Adjusted Operating Income, partially offset by the benefit of a lower effective tax rate as a result of the Company’s qualification during the second quarter of fiscal 2015 for a certain state tax credit.

•
In the second quarter of fiscal 2015, diluted EPS decreased to $0.42 from $0.45 in the prior year period; Adjusted Diluted EPS decreased to $0.44 per share as compared to $0.47 in the prior year period. The per share earnings results were driven by the same factors as Net Income and Adjusted Net Income, as well as by an increase in diluted share count.

Funded backlog as of September 30, 2014, was $3.34 billion, compared with $3.22 billion as of September 30, 2013, an increase of 3.6 percent. Unfunded backlog at the close of the quarter was $2.84 billion, compared to $2.76 billion in the prior period, an increase of 3.1 percent. Booz Allen’s total backlog, as of September 30, 2014, was $10.9 billion, compared with $11.7 billion as of September 30, 2013, reflecting a decline in priced options. Overall, the Book-to-Bill ratio improved to 1.93 in the second quarter of fiscal 2015 compared to 1.58 in the prior year period.

First Half Fiscal 2015 - Booz Allen’s cumulative performance for the first and second quarters of fiscal 2015, driven by the same factors discussed above, has resulted in:

•	Revenue of $2.63 billion for the first half of fiscal 2015, compared with $2.81 billion for the prior year period, a decrease of 6.4 percent;

•	Adjusted EBITDA for the first half of fiscal 2015 of $295.1 million compared with $311.9 million in the first half of fiscal 2014;

•	Net income for the first half of fiscal 2015 of $136.4 million, compared with $138.1 million for the first half of fiscal 2014;

•	Adjusted Net Income for the first half of fiscal 2015 of $141.3 million compared with $143.3 million in the prior year period; and

•	Diluted EPS of $0.89 and Adjusted Diluted EPS of $0.94 for the first half of fiscal 2015, compared with $0.93 and $0.97, respectively, for the first half of fiscal 2014.

Net cash provided by operating activities for the first half of fiscal 2015 was $200.5 million compared with $139.6 million in the prior year period. Free cash flow in the first half of fiscal 2015 was $191.6 million, compared with $132.9 million in the prior year period. The increase was primarily the result of seasonally strong cash collections at the end of the current government fiscal year in comparison to the slower collection pace in the prior year period leading up to the government shutdown, and a timing-related decrease in cash tax payments as compared to the prior year period.

Financial Outlook

For our full fiscal year 2015 we are reaffirming the revenue guidance we issued on May 21, 2014, which calls for a mid-single digit percentage decline.

However, we are now forecasting our diluted EPS to be in the range of $1.48 to $1.56, and Adjusted Diluted EPS to be in the range of $1.54 to $1.62 per share, providing a narrowing of our earnings and an increase of 3 cents at the mid-point for both ranges.

These EPS estimates are based on fiscal year 2015 estimated average diluted shares outstanding of approximately 150.5 million shares, and a 39.7 percent effective tax rate, which does not include federal tax credits that have not yet been extended or for which qualification has not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, October 29, 2014, to discuss the financial results for its Second Quarter of Fiscal Year 2015 (ended September 30, 2014).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at

investors.boozallen.com beginning at 11 a.m. EDT on October 29, 2014, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 22,000 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014.

CONTACT:
Media Relations - James Fisher 703-377-7595
Investor Relations - Curt Riggle 703-377-5332
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit; any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 22, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$1,304,841	$1,378,020	$2,627,138	$2,805,711
Operating costs and expenses:
Cost of revenue	642,425	685,138	1,287,426	1,386,610
Billable expenses	347,651	365,632	698,623	763,520
General and administrative expenses	176,972	173,481	348,041	344,809
Depreciation and amortization	15,810	18,102	32,042	36,432
Total operating costs and expenses	1,182,858	1,242,353	2,366,132	2,531,371
Operating income	121,983	135,667	261,006	274,340
Interest expense	(17,817)	(20,175)	(36,681)	(40,887)
Other, net	807	(1,694)	(303)	(1,640)
Income before income taxes	104,973	113,798	224,022	231,813
Income tax expense	39,689	45,985	87,623	93,687
Net income	$65,284	$67,813	$136,399	$138,126
Earnings per common share:
Basic	$0.43	$0.48	$0.92	$0.98
Diluted	$0.42	$0.45	$0.89	$0.93
Dividends declared per share	$1.11	$0.10	$1.22	$0.20

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	September 30, 2014	March 31, 2014
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$241,824	$259,994
Accounts receivable, net of allowance	820,705	916,737
Prepaid expenses and other current assets	116,195	79,246
Total current assets	1,178,724	1,255,977
Property and equipment, net of accumulated depreciation	110,033	129,427
Intangible assets, net of accumulated amortization	216,064	220,887
Goodwill	1,273,293	1,273,789
Other long-term assets	51,012	60,738
Total assets	$2,829,126	$2,940,818
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$46,688	$73,688
Accounts payable and other accrued expenses	468,624	488,807
Accrued compensation and benefits	298,561	331,440
Other current liabilities	14,244	23,169
Total current liabilities	828,117	917,104
Long-term debt, net of current portion	1,598,853	1,585,231
Other long-term liabilities	237,834	266,847
Total liabilities	2,664,804	2,769,182
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 149,792,176 shares at September 30, 2014 and 143,962,073 shares at March 31, 2014; outstanding, 148,805,550 shares at September 30, 2014 and 143,352,448 shares at March 31, 2014	1,498	1,440
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 0 shares at September 30, 2014 and 582,080 shares at March 31, 2014	—	6
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 0 shares at September 30, 2014 and 935,871 shares at March 31, 2014	—	9
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 1,865,618 shares at September 30, 2014 and 4,424,814 shares at March 31, 2014	6	13
Treasury stock, at cost — 986,626 shares at September 30, 2014 and 609,625 shares at March 31, 2014	(18,422)	(10,153)
Additional paid-in capital	143,817	144,269
Retained earnings	43,888	42,688
Accumulated other comprehensive loss	(6,465)	(6,636)
Total stockholders’ equity	164,322	171,636
Total liabilities and stockholders’ equity	$2,829,126	$2,940,818

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2014	2013
	(Unaudited)
Cash flows from operating activities
Net income	$136,399	$138,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,042	36,432
Stock-based compensation expense	12,887	9,341
Excess tax benefits from the exercise of stock options	(37,302)	(34,940)
Amortization of debt issuance costs and loss on extinguishment	7,454	7,151
Losses on dispositions and impairments	1,084	675
Changes in assets and liabilities:
Accounts receivable	96,032	58,605
Prepaid expenses and other current assets	374	8,345
Other long-term assets	7,879	(1,345)
Accrued compensation and benefits	(24,832)	(49,954)
Accounts payable and other accrued expenses	(25,578)	16,585
Accrued interest	5,417	23
Other current liabilities	(8,947)	(46,332)
Other long-term liabilities	(2,380)	(3,103)
Net cash provided by operating activities	200,529	139,609

Cash flows from investing activities
Purchases of property and equipment	(8,931)	(6,718)
Cash paid for business acquisitions, net of cash acquired	—	3,563
Net cash used in investing activities	(8,931)	(3,155)

Cash flows from financing activities
Net proceeds from issuance of common stock	2,488	2,536
Stock option exercises	3,985	11,335
Excess tax benefits from the exercise of stock options	37,302	34,940
Repurchases of common stock	(8,269)	(2,858)
Cash dividends paid	(179,492)	(28,188)
Dividend equivalents paid to option holders	(46,797)	(47,908)
Debt issuance costs	(8,610)	(6,223)
Repayment of debt	(208,813)	(23,249)
Proceeds from debt issuance	198,438	—
Net cash used in financing activities	(209,768)	(59,615)
Net (decrease) increase in cash and cash equivalents	(18,170)	76,839
Cash and cash equivalents — beginning of period	259,994	350,384
Cash and cash equivalents — end of period	$241,824	$427,223
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$22,980	$32,502
Income taxes	$82,161	$116,907

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$121,983	$135,667	$261,006	$274,340
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,056	2,112	2,112	4,225
Transaction expenses (c)	—	—	2,039	—
Adjusted Operating Income	$123,039	$137,779	$265,157	$279,659
EBITDA & Adjusted EBITDA
Net income	$65,284	$67,813	$136,399	$138,126
Income tax expense	39,689	45,985	87,623	93,687
Interest and other, net	17,010	21,869	36,984	42,527
Depreciation and amortization	15,810	18,102	32,042	36,432
EBITDA	137,793	153,769	293,048	310,772
Certain stock-based compensation expense (a)	—	—	—	1,094
Transaction expenses (c)	—	—	2,039	—
Adjusted EBITDA	$137,793	$153,769	$295,087	$311,866
Adjusted Net Income
Net income	$65,284	$67,813	$136,399	$138,126
Certain stock-based compensation expense (a)	—	—	—	1,094
Amortization of intangible assets (b)	1,056	2,112	2,112	4,225
Transaction expenses (c)	—	—	2,039	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,301	1,705	3,961	3,355
Adjustments for tax effect (d)	(943)	(1,527)	(3,245)	(3,470)
Adjusted Net Income	$66,698	$70,103	$141,266	$143,330
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,403,896	148,505,826	149,537,560	147,257,574
Adjusted Net Income Per Diluted Share (e)	$0.44	$0.47	$0.94	$0.97
Free Cash Flow
Net cash provided by operating activities	$108,803	$65,762	$200,529	$139,609
Less: Purchases of property and equipment	(6,279)	(4,288)	(8,931)	(6,718)
Free Cash Flow	$102,524	$61,474	$191,598	$132,891

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $2.5 million and $2.7 million of net earnings for the three and six months ended September 30, 2014, and excludes an adjustment of approximately $642,000 and $1.2 million of net earnings for the three and six months ended September 30, 2013 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of September 30,
(Amounts in millions)	2014	2013
Backlog
Funded	$3,337	$3,220
Unfunded (1)	2,844	2,758
Priced Options (2)	4,711	5,673
Total Backlog	$10,892	$11,651

(1)
Reflects a reduction by management to the revenue value of orders for services under one existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	Three Months Ended September 30,
	2014	2013
Book-to-Bill *	1.93	1.58

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of September 30,
	2014	2013
Headcount
Total Headcount	22,105	23,168
Consulting Staff Headcount	20,063	20,935

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	55%	55%	56%	55%
Time-and-Materials	26%	29%	26%	30%
Fixed-Price (4)	19%	16%	18%	15%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30,
	2014	2013
Days Sales Outstanding **	59	66

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.